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                                                                   Exhibit 10.09


                 AGREEMENT FOR THE SALE AND PURCHASE OF ASSETS

                                     Among

                              ROYSTER-CLARK, INC.,
                                    AS BUYER

                                      And

                          AMERICAN CROP SERVICES, INC.
                                      and
                       CHICKASAW CHEMICAL COMPANY, INC.,
                                   AS SELLERS




                             Dated January 27, 2000
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     THIS ASSET PURCHASE AGREEMENT (together with all Schedules, Exhibits, amendments and supplements thereto, the "Agreement") is made as of January 27, 2000, by and among Royster-Clark, Inc., a Delaware corporation ("Buyer"), American Crop Services, Inc., a Tennessee corporation ("ACS") and Chickasaw Chemical Company, Inc., a Tennessee corporation ("CCC").

                                    RECITALS:

     WHEREAS, Sellers (as hereinafter defined) own certain assets used by Sellers in the business of manufacturing, selling, blending, reconditioning, storing and distributing fertilizer, grain, seed and related chemical products for and to farmers and others (the "Business");

     WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers certain assets of Sellers, together with the business associated therewith, that are used by Sellers in connection with the Business, and Sellers are willing to sell the same to Buyer, upon the terms and conditions hereinafter set forth in this Agreement; and

     WHEREAS, as a condition to entering into this Agreement, Buyer requires that Sellers commence a bankruptcy case by filing a voluntary petition for relief under applicable provisions of the United States Bankruptcy Code, and that Sellers seek the prior approval of the United States Bankruptcy Court for the Western District of Tennessee (the "Bankruptcy Court") of this Agreement and of the sale of the Purchased Assets (as hereinafter defined) to Buyer hereunder free and clear of all liens, claims, interests and encumbrances, and Sellers are willing to file such a voluntary petition and seek such Bankruptcy Court approval.

     NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth, the covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

     1.1  "ACS" -- as defined in the first paragraph of this Agreement.

     1.2  "Agreement" -- as defined in the first paragraph hereof.

     1.3 "Ancillary Agreements" -- shall mean all the agreements and other documents required to be executed and delivered by the Sellers under this Agreement.

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     1.4  "Assumed Contracts" -- shall mean those Contacts that are assigned to and assumed by Buyer at the Closing under Section 3.1, as listed on Schedule 3.1 as the same may be amended from time to time before the Sale Approval Date.

     1.5 "Balance Sheet" -- the unaudited consolidated balance sheet of the Sellers as at November 30, 1999 (including the notes thereto) previously delivered to Buyer.

     1.6 "Bankruptcy Code" -- shall mean Title 11 of the United States Code (11 U.S.C. (S) 101 et. seq.) as in effect from time to time.

     1.7  "Bankruptcy Court" -- as defined in Section 7.10.

     1.8 "Breach" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement, any Ancillary Agreement or any other instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

     1.9  "Break-Up Fee" --as defined in Section 7.10.

     1.10 "Business" shall have the meaning ascribed to such term in the Recitals.

     1.11 "Business Day" -- any day (other than a Saturday, Sunday or public holiday in the Borough of Manhattan, City of New York) on which banking institutions in New York City are not required or permitted by law or executive order to close.

     1.12 "Buyer"--as defined in the first paragraph of this Agreement.

     1.13 "CCC"--as defined in the first paragraph of this Agreement.

     1.14 "Closing" --as defined in Section 4.1.

     1.15 "Closing Date" --the date and time as of which the Closing actually takes place.

     1.16 "Competing Business"-- as defined in Section 5.1.17.

     1.17 "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets by the Sellers to Buyer; Buyer's acquisition and ownership of the Purchased Assets; the execution, delivery and performance of the Ancillary Agreements; and the performance by the parties hereto of their respective covenants, agreements and obligations hereunder and thereunder.

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     1.18  "Contracts" -- all agreements, contracts, and obligations of Sellers relating to the Business.

     1.19 "Control Person" -- as to any entity, any Person who controls such entity within the meaning of the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     1.20 "Eligible Expenses" -- those disbursements set forth in the Sellers' Operating Budget that are specifically identified as "Eligible Expenses" therein.

     1.21 "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     1.22 "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     1.23 "Environmental Claim"-- means any claim, action, cause of action, investigation or written notice, order, direction or requirement by any Person alleging potential liability or remedy, whether civil, administrative, criminal or quasi-criminal (including, without limitation, potential liability for investigatory costs, cleanup, remediation or preventive costs, governmental response costs, natural resources damages, property damages, personal injuries, fines, penalties or monetary and non-monetary sanctions) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Laws.

     1.24 "Environmental, Health, and Safety Liabilities" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Laws or Occupational Safety and Health Laws and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Laws or Occupational Safety and Health Laws;

     (c) financial responsibility under Environmental Laws or Occupational Safety and Health Laws for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Laws or Occupational Safety and Health Laws (whether or not such Cleanup has

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been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Laws or Occupational Safety and Health Laws.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ' 9601 et seq., as amended ("CERCLA").

     1.25 "Environmental Laws" -- means all United States federal, interstate, state, and local laws, common law, guidelines, permits, agreements, licenses, by-laws, regulations and restrictions by any Governmental Body relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials or the clean-up thereof and the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, but not including the Occupational Safety and Health Act of 1970, as amended.

     1.26 "Equipment" -- shall mean all of Sellers' equipment, machinery, furniture, fixtures, motor vehicles or rolling stock and other tangible personal property (other than Inventory) owned by the Sellers and located at the Facilities and otherwise used in the Business or for the manufacture and marketing of the Products, and all spare parts for the above described machinery and equipment, including, for this purpose, spare parts for leased machinery and equipment.

     1.27 "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     1.28  "ERISA Affiliate" -- as defined in Section 5.1.6.

     1.29 "Excluded Assets" -- shall mean Cash and other liquid investments of Sellers (other than Hedging Account balances and margin collateral deposited in such Accounts), Sellers' Accounts and all other properties and assets owned by Sellers identified on Schedule 1.29.

     1.30  "Expense Sharing Payment" - as defined in Section 2.4.

     1.31 "Facilities" -- any real property, leaseholds, or other interests owned or operated by any Seller and any buildings, plants, and structures owned or operated by any Seller.

     1.32 "GAAP"-- generally accepted United States accounting principles consistently applied.

     1.33 "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

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     1.35  "Governmental Body" -- any nation, state, county, city, town, village, district, or other jurisdiction of any nature; federal, state, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     1.36 "Hazardous Activity" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the damages, or risk of damages, or poses an unreasonable risk of harm to Persons or property on or off the Facilities or that may affect the value of the Facilities or the Business or that may result in an Environmental, Health, and Safety Liability.

     1.37 "Hazardous Materials"-- means (i) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.300.5, or defined as such by, or regulated as such under, any Environmental Law or (ii) wastes, pollutants, contaminants and substances listed, classified or regulated as such and that form the basis for an Environmental Claim under any Environmental Law.

     1.38 "Hedging Accounts" -- means Sellers' commodity trading accounts described on Schedule 1.38, including government securities, cash or other margin collateral deposited therein.

     1.39  "Indemnity Escrow" - as defined in Section 4.2.

     1.40  "Indemnity Escrow Agreement" - as defined in Section 4.5.
"Intangible Assets" -- shall mean (a) all permits, licenses, and approvals utilized by Sellers in connection with the Business, (b) all Intellectual Property Assets, (c) all Cash and other assets held in the Hedging Accounts, and
(d) all other intangible assets of Sellers used in the Business that are not included in the Excluded Assets.

     1.41  "Intellectual Property Assets" -- as defined in Section 5.1.14.

     1.42 "Inventory" -- shall mean all of Sellers' (a) finished goods products manufactured or held by them for sale for the Business, (b) grain and seed held by them for sale, and (c) raw materials, work-in-process, pallets and supplies on hand or on order as of the Closing Date for use in the Business, as determined by the physical count provided for in Section 4.4(b).

     1.43 "Inventory Value" -- shall mean (a) as to grain, the wholesale marked-to-market value thereof as of the close of business on the day before the Closing Date as listed on the applicable commodities exchange for that grain;
(b) as to unreconditioned seed in bulk form, Sellers' direct cost thereof; (c) as to reconditioned seed not in bagged form, Sellers' direct cost thereof plus $1.25 per bushel (based on a good faith estimate reasonably acceptable to Buyer and Sellers) and as to

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reconditioned seed in bagged form, an additional charge of $2.00 per bag; and
(e) as to all other Inventory, the lesser of Sellers' direct cost or the wholesale fair market value thereof as of the Closing Date, determined in accordance with GAAP; provided, however, that all Inventory that is not of good and saleable quality or is obsolete, or is not in readily usable condition, or consists of empty pallets, shall be valued for this purpose at zero.

     1.44 "IRC" -- the Internal Revenue Code of 1986, as amended to the date hereof and regulations issued by the IRS pursuant to the IRC.

     1.45 "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     1.46 "Knowledge"-- an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

     1.47 "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, rule, statute, or treaty.

     1.48  "Material Adverse Effect" -- shall mean a material adverse effect on
(i) the ability of the Sellers to perform their obligations under this Agreement or any Ancillary Agreement, (ii) the Business as conducted by Sellers prior to the Closing or the legality or validity of the conduct of the Business by Buyer after the Closing, or (iii) the capacity of Sellers prior to the Closing or of Buyer after the Closing to use or operate any of the Purchased Assets.

     1.49 "Material Contract" -- any Contract which, if breached or terminated, will or is reasonably likely to result in a Material Adverse Effect.

     1.50 "Miscellaneous Assets" -- shall mean all of Sellers promotion and advertising materials and literature, business records and books of account relating to the Business, records relating to the research and development of Products sold or being developed for sale and all other assets related to the Business or identified on Schedule 1.50.

     1.51 "Occupational Safety and Health Laws" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     1.52 "Order" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

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     1.53  "Ordinary Course of Business" -- an action taken any Sellers will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of the Sellers and is taken in the ordinary course of its normal day-to-day operations; and (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or stockholders, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as the Sellers.

     1.54 "Organizational Documents" --(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

     1.55  "PBGC"  -- as defined in Section 5.1.6(c).

     1.56 "Person" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     1.57  "Plan" -- as defined in Section 5.1.6.

     1.58 "Proceeding" --any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     1.59  "Proceeding" -- as defined in Section 5.1.20.

     1.60 "Purchased Assets" shall mean all of the Sellers' right, title, interest and estate owned on the Closing Date in and to all of the following assets intended to be sold to Buyer hereunder:
                    the Facilities;
                    the Contracts;
                    the Equipment;
                    the Intangible Assets;
                    the Inventory; and
                    the Miscellaneous Assets;
exclusive, however, of the Excluded Assets.

     1.61  "Purchase Price" -- as defined in Section 2.2.

     1.62 "Related Person" -- with respect to an individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any

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Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

     With respect to a Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

     For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     1.63 "Release" -- means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater, environment or property.

     1.64 "Representative" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     1.65 "Secured Lenders" -- shall mean Mercantile Bank of St. Louis National Association ("Mercantile"), First American National Bank ("FANB"), and Harris Trust and Savings Bank ("Harris", and, together with Mercantile and FANB, collectively the "Secured Lenders"), as Agent for itself and the other Secured Lenders.

     1.66  "Sellers" -- means ACS and CCC and their respective Subsidiaries.

     1.67 "Sellers' Accounts" -- shall mean the Sellers' trade accounts receivable, rebates receivable and notes receivable from the Business on Sellers' books as of the Closing Date, excluding the Hedging Accounts.

     1.68 "Seller's Closing Documents" -- means as to each Seller the documents to be executed and delivered at the Closing by such Seller.

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     1.69  "Sellers' Operating Budget" - the operating budget for the Business formulated by Sellers as set forth on Schedule 1.69.

     1.70 "Subsidiary" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of a Seller.

     1.71 "Tax" -- any federal, state, local or foreign tax, including income, gross receipts, windfall profits, value added, ad valorum, profits, payroll, stamp, occupational, premium, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes.

     1.72 "Tax Return" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     1.73 "Threatened" --a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     1.74 "Threat of Release" --a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     1.75  "Trade Secrets" --as defined in Section 5.1.14.

                                   ARTICLE II
                      PURCHASE AND SALE OF PURCHASED ASSETS

     2.1 Purchase of Assets. Subject to the terms and conditions herein set forth, on the Closing Date, Buyer will purchase and acquire, and Sellers will sell, assign, convey and transfer to Buyer, the Purchased Assets and the Business.

     2.2 Consideration. The consideration for the purchase of the Purchased Assets and the Business as provided herein and Sellers' other obligations under this Agreement is Seven Million Dollars ($7,000,000.00), plus Buyer's obligations under Article III, plus the Inventory Value as determined in accordance with Sections 1.3 and 4.4(b), plus the sum of the net equity balances of the Hedging Accounts, plus the Expense Sharing Payment (the "Purchase Price"). The cash portion

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of the Purchase Price shall be allocated in accordance with Schedule 2.2. The parties will follow and use such allocation on all Tax Returns, filings or other related reports made by either of them to any governmental agencies. To the extent that disclosures of such allocation are required to be made by the parties to the IRS under any provisions of the IRC or any regulations thereunder, each of the parties will disclose such reports to the others prior to filing the same with the IRS.

     2.3 Expenses and Taxes of Transfer. All Taxes and recording fees arising out of or relating to the Purchased Assets shall be borne and paid for by the party who pursuant to applicable law bears (or who is deemed to bear) the cost,
fee or Tax.   Nothing contained in this Agreement shall be construed to obligate or require the Buyer to pay, or be liable for, any business, occupation, real or personal property, use, withholding, income or similar Taxes or any Tax of any kind related to any period prior to the Closing Date.

     2.4 Sharing of Operating Expenses. As a part of the Purchase Price, Buyer agrees to pay Sellers at the Closing, in immediately available funds, the lesser of (a) one-half (1/2) of those items identified as Eligible Expenses on Sellers' Operating Budget, or (b) $600,000.00 (the "Expense Sharing Payment").

                                   ARTICLE III
                               ASSUMED LIABILITIES

     3.1 Assumed Liabilities.

     (a) Subject to the terms and conditions of this Agreement, and except as set forth in Section 3.1(c), Sellers shall assign or cause to be assigned, and Buyer shall assume, pay, perform and discharge all of Sellers' undischarged obligations incurred or arising under the Assumed Contracts, with respect to the period commencing on the day following the Closing Date. Except as set forth in
Section 3.1(c), Buyer shall not assume, nor shall Buyer be obligated to pay, perform or discharge, any debts, obligations, contracts or liabilities of Sellers, whether fixed, unliquidated, absolute, contingent or otherwise, not arising under an Assumed Contract, or not expressly set forth in Schedule 3.1 including, without limitation, any Tax liabilities, any indebtedness for monies borrowed, or any other liability. Sellers represent, warrant and covenant that the Assumed Contracts listed on Schedule 3.1 (as such Schedule exists on the date hereof, prior to any amendment pursuant to Sections 3.1(b) or (c)) are not currently in monetary default, and that sufficient funds are set forth in the Operating Budget to prevent any such monetary default through the Closing Date.

     (b) Schedule 3.1 may, at Buyer's sole discretion, be amended to delete any item set forth therein by written notice to Sellers at any time up to two (2) days before issuance of the Sale Approval Order.

     (c) Schedule 3.1 may, at Buyer's sole discretion, be amended to add items thereto by written notice to Sellers at any time up to two (2) days before issuance of the Sale Approval Order; provided, however, that as between Buyer and Sellers, Buyer shall be responsible for any undischarged obligations incurred or arising under such Assumed Contracts, whether such obligations arose before or after the Closing Date

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                                   ARTICLE IV
                                   THE CLOSING

          4.1 Time and Place. The consummation of the transactions contemplated by this Agreement shall take place on the Closing Date at 12:01 a.m. local time at the offices of Waring Cox, 1300 Morgan Keegan Tower, 50 North Front Street, Memphis, TN 38103-1190 or at such other time and place as may be mutually agreed upon in writing between Buyer and Sellers (the "Closing").

          4.2 Deliveries at Closing by Buyer. At the Closing, Buyer shall pay to or on behalf of the Sellers (or to or on behalf of the Secured Lenders as will be set forth in the Sale Approval Order), by wire or other transfer, (i) the sum of Six Million Six Hundred Fifty Thousand Dollars ($6,650,000.00) plus the Closing Inventory Payment, plus the Expense Sharing Payment in current and immediately available funds, to a bank account or bank accounts as shall have been previously designated in writing to Buyer plus the sum of the net equity balances of the Hedging Accounts and (ii) Three Hundred Fifty Thousand Dollars ($350,000.00) to the escrow account described in Section 4.5 below (the "Indemnity Escrow"). Buyer shall execute and deliver to Sellers such instrument or instruments reasonably satisfactory to Sellers and its counsel as shall be reasonably necessary to effect the assumption by Buyer of the obligations and liabilities of Sellers which Buyer has agreed to assume in accordance with the provisions of Article III hereof.

          4.3 Deliveries at Closing by Sellers. At the Closing, Sellers shall, subject to the terms and conditions of this Agreement, sell, assign, convey and transfer the Purchased Assets or cause the same to be assigned, conveyed and transferred to Buyer by delivery to Buyer of all such Bankruptcy Court orders, bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of transfer and conveyance as shall be effective, in light of the Bankruptcy Case, to vest in Buyer good and marketable title to the Purchased Assets and as shall be reasonably satisfactory in form and substance to Buyer and its counsel.

          4.4 Closing Inventory Payment. (a) No later than four (4) Business Days and no earlier than ten (10) days before the Closing Date, Sellers shall calculate in good faith an estimate of the Inventory Value as of the Closing Date, based upon the historical and year-to date experience of the Business (the "Estimated Inventory Value"), and shall deliver to Buyer a written statement of such calculation. At the Closing, Buyer shall pay to Sellers in current and immediately available funds an amount equal to the Estimated Inventory Value (the "Closing Inventory Payment"), against receipt by Buyer of a written undertaking, in form and substance reasonably satisfactory to Buyer, of the Secured Lenders to pay Buyer any and all amounts due it from Sellers under
Section 4.4(b) below.

          (b) Within five (5) days after the Closing Date, Buyer shall, together with Sellers' representatives, conduct a physical count of the Inventory as of the Closing Date and based upon such physical count, Buyer shall calculate the Inventory Value as of the Closing Date and shall deliver to Sellers a written statement of such calculation. If within ten (10) days after their receipt of such statement, Sellers shall not have notified Buyer in writing of their objection to such calculations setting forth in reasonable detail a reasonable basis for such objection, such calculation of the Inventory Value shall be final and binding upon the parties, absent manifest error. If Sellers shall give timely written notice of their objection as aforesaid, the parties shall negotiate in good faith to resolve the dispute. If, within ten (10) days after Buyer's receipt of such notice of objection from Sellers, such dispute shall not have been resolved, the matter shall be submitted to PricewaterhouseCoopers, independent accountants, for a final and binding determination of the Inventory Value. All fees and charges of PricewaterhouseCoopers for such services shall be borne by the parties equally. Within five (5) days after the final and binding determination of the Inventory Value as provided herein, (i) Buyer shall pay to Sellers in current and immediately available funds, the amount, if any, by which the Inventory Value, as so determined, exceeds the Closing Inventory Payment; or
(ii) Sellers (or Secured Lenders, pursuant to their undertaking as described in Section 4.4(a)) shall pay to Buyer in current and immediately available funds, the amount, if any, by which the Closing Inventory Payment exceeds the Inventory Value, as so determined.

     4.5 Indemnity Escrow. To provide funding for any obligations of Sellers to indemnify Buyer pursuant to Article X hereof, at the Closing Buyer and Sellers shall enter into an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement") with an escrow agent to be mutually acceptable to the Buyer and the Secured Lenders, and shall create the Indemnity Escrow thereunder by depositing with such Escrow Agent the sum of $350,000.00 pursuant to Section 4.2 above.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     5.1 Representations And Warranties As To The Sellers. The Sellers hereby jointly and severally represent and warrant to Buyer as follows:


          5.1.1  Organization And Good Standing

          (a) Schedule 5.1.1 contains a complete and accurate list for each Seller of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where the failure so to qualify would have a material adverse effect on the financial condition, business, assets or results of operations of such Seller.

          (b) Each Seller has made available to Buyer copies of its Organizational Documents, as currently in effect.

     5.1.2  Authority; No Conflict

          (a) This Agreement has been duly executed and delivered by the Sellers.

          (b) Except as shown on Schedule 5.1.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions (subject to compliance with HSR, as defined in Section 7.9) will, directly or indirectly (with or without notice or lapse of time or both):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Sellers, or (B) any resolution adopted by the board of directors or the stockholders of any of the Sellers;

               (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller, or any of the assets owned or used by any Seller, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the business of any Seller or that otherwise relates to any assets owned or used by, any Seller;

               (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

               (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets owned or used by any Seller.

          (c) Except as set forth in Schedule 5.1.2(c), and subject to compliance with HSR, no Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions which has not been previously given or obtained.

     5.1.3  Books And Records; Bank And Brokerage Accounts, Etc.; Access

     The books of account and other records of the Sellers, all of which have been made available to Buyer, are complete and correct in all material respects. On the Closing Date, all of those books and records will be in the possession of the Sellers. Sellers have and have caused their Representatives to, (a) afford Buyer and its Representatives full and free access to each Sellers' personnel, Facilities, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may have reasonably requested, and (c) furnished Buyer and Buyer's Representatives with such additional financial, operating, and other data and information (including, without limitation, accountant's work papers) as Buyer may reasonably request.

     5.1.4  Title To Properties; Encumbrances

     Schedule 5.1.4 contains a complete and accurate list of all Facilities, or other interests therein owned or operated by any Seller. Sellers have delivered or made available to Buyer copies of the deeds, leases and other instruments (as recorded, where applicable) by which the Sellers acquired such Facilities, real property, leaseholds and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers and relating to such Facilities, property, leaseholds or interests. The Sellers own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the Facilities owned or operated by the Sellers or reflected as owned in the books and records of the Sellers (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 5.1.4 and personal property acquired or sold since the date of the Balance Sheet in the Ordinary Course of Business), and such properties, leaseholds and assets constitute all of the properties, leaseholds and assets owned or used by the Sellers. All of the properties and assets purchased or otherwise acquired by the Sellers since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business, Inventory and short-term investments) are listed in Schedule 5.1.4. All properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, easements, Encumbrances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Seller, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (iii) the matters described in Schedule 5.1.4. All Facilities, buildings, plants, and structures owned by the Sellers lie wholly within the boundaries of the real property owned by the Sellers and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     5.1.5  Taxes

     (a) The Sellers have filed or caused to be filed (on a timely basis since January 1, 1996) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of all such Tax Returns filed for years ending after December 31, 1996. Except as shown in Schedule 5.1.5, the Sellers have paid, or made provision for the payment of, all Taxes that have become due as shown in those Tax Returns, or otherwise.

     (b) Schedule 5.1.5 contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 5.1.5, are being contested in good faith by appropriate proceedings. Except as described in Schedule 5.1.5, no Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Seller or for which any Seller may be liable.

     (c) The charges, accruals, reserves and receivables with respect to Taxes on the books of each Seller are adequate (determined in accordance with GAAP) and are at least equal to that Seller's liability for Taxes. There exists no proposed tax assessment against any Seller except as disclosed in the Balance Sheet or Schedule 5.1.5 and Sellers have no Knowledge of any basis for any such assessment. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any material property or assets held, acquired, or to be acquired by any Seller. All Taxes that any Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by (or that include on a consolidated basis) any Seller are true, correct and complete. Except as disclosed in Schedule 5.1.5, there is no tax sharing agreement that will require any payment by any Seller after the date of this Agreement. None of the Sellers has given a power of attorney to any Person, which is still in effect.

     5.1.6  Employee Benefits

     (a) Schedule 5.1.6 contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with any Seller would be deemed a "single employer" within the meaning of Section 4001 (b) of ERISA, or to which any Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of any Seller (the "Plans"). No Plan is subject to
Section 302 or Title IV of ERISA or Section 412 of the IRC. Neither any Seller nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plans or modify or change any existing Plan that would affect any employee or former employee of any

Seller. At no time has any Seller maintained or been a party to a multi-employer plan as defined in ERISA.

     (b) With respect to each Plan, the Sellers have heretofore delivered or made available to Buyer true and complete copies of each of the following documents:

          (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof);

          (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

          (iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

          (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the IRC.

     (c) No liability under Title IV or Section 302 of ERISA has been incurred by any Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Seller or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

     (d) All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made.

     (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the IRC.

     (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the IRC is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the IRC. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

     (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan", or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (h) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the IRC.

          (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of any Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or

          (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (j) No prohibited transaction as defined in Section 406 of ERISA or in
Section 4975 of the IRC or breach of fiduciary duty has occurred with respect to any Plan, and there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

     5.1.7  Compliance With Legal Requirements; Governmental Authorizations

     (a)    Except as set forth in Schedule 5.1.7:

            (i) each Seller is, and at all times since December 31, 1997 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) shall constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement in all material respects, or (B) shall give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (iii) none of the Sellers has received any notice or other communication from any Governmental Body or any other Person regarding (A) any violation of, or failure to comply with, any Legal Requirement, or (B) any obligation on the part of the Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) Schedule 5.1.7 contains a complete and accurate list of each Governmental Authorization that is held by any Seller or that otherwise relates to the business of, or to any of the assets owned or used by, any Seller. Each Governmental Authorization listed or required to be listed in Schedule 5.1.7 is valid and in full force and effect. Except as set forth in Schedule 5.1.7:

            (i) each of the Sellers is, and at all times since December 31, 1997 has been, in material compliance with the terms and requirements of each Governmental Authorization identified or required to be identified in
     Schedule 5.1.7;

            (ii) no event has occurred or circumstance exists that shall (A) constitute or result directly or indirectly in a violation of, or a failure to comply with, any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 5.1.7 in all material respects, or (B) result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed in Schedule 5.1.7;

            (iii) no Seller has received, at any time since December 31, 1997, any notice or other communication from any Governmental Body or any other Person regarding (A) any violation of, or failure to comply with, any term or requirement of any Governmental Authorization in any material respect, or (B) any revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed in Schedule 5.1.7; and

            (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed in Schedule 5.1.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     (c) The Governmental Authorizations listed in Schedule 5.1.7 collectively constitute all of the Governmental Authorizations necessary to permit the Sellers to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Sellers to own and use their assets in the manner in which they currently own and use such assets.

     5.1.8  Legal Proceedings; Orders

     (a)    Except as set forth in Schedule 5.1.8, there is no pending
Proceeding:

            (i) that has been commenced by or against any Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Seller; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     (b) Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents, if any, relating to each Proceeding listed in Schedule 5.1.8.

     (c)    Except as set forth in Schedule 5.1.8:

            (i) there is no Order to which any Seller, or any of the Purchased Assets owned or used by any Seller, is subject;

            (ii) none of the Sellers is subject to any Order that relates to the Business; and

            (iii) to the Knowledge of Sellers, no officer, director, agent, or employee of any Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business as it is presently being conducted.

     (d)    Except as set forth in Schedule 5.1.8:

            (i) each Seller is, and at all times since December 31, 1997 has been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

            (iii) no event has occurred or circumstance exists that shall constitute or result in a violation of or failure to comply with any term or requirement of any Order to which any Seller, or any of the assets owned or used by any Seller, is subject; and

            (iv) no Seller has received, at any time since December 31, 1997, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any term or requirement of any Order to which any Seller, or any of the assets owned or used by any Seller, is or has been subject.

     5.1.9  Absence Of Certain Changes And Events

     (a) Except as set forth in Schedule 5.1.9 or pursuant to the Contemplated Transactions, since December 31, 1998, the Sellers have conducted their businesses in the Ordinary Course of Business and there has not been any:

            (i)    amendment to the Organizational Documents of any Seller;

            (ii) damage to or destruction or loss of any asset or property of any Seller including without limitation, any of the Purchased Assets, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of any Seller; or

            (iii)  material change in the accounting methods used by any Seller.

     5.1.10 Contracts; No Defaults

     (a) Schedule 5.1.10 contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of

            (i) each Contract that involves performance of services or delivery of goods or materials by one or more Sellers of an amount or value in excess of $50,000;

            (ii) each Contract that involves performance of services or delivery of goods or materials to one or more Sellers of an amount or value in excess of $50,000;

            (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Sellers in excess of $50,000;

            (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

            (v) each licensing agreement or other Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

            (vi) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

            (vii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Seller with any other Person;

            (viii) each Contract containing covenants that in any way purport to restrict the business activity of any Seller or any Affiliate of any Seller or limit the freedom of any Seller or any affiliate of any Seller to engage in any line of business or to compete with any Person;

            (ix) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

            (x) each power of attorney that is currently effective and outstanding; each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Seller to be responsible for special, exemplary or consequential damages;

            (xi) each Contract for capital expenditures in excess of $50,000; each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Seller other than in the Ordinary Course of Business;

            (xii) each warehouse, safety deposit box and other storage rental or lease agreement to which any Seller is a party or pursuant to which any assets of any Seller are stored; and

            (xiii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b) Schedule 5.1.10(b) sets forth reasonably complete details concerning the Contracts listed therein, including the parties to such Contracts, the amount of the remaining commitment of the Sellers under such Contracts, and the Sellers' office where details relating to such Contracts are located which will be delivered to Buyer at least ten days prior to the Bid Deadline.

     (c)    Except as set forth in Schedule 5.1.10:

            (i) no Related Person of any Seller has or may acquire any rights under, and no such Related Person has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets or rights owned, used or exercised by, any Seller; and

            (ii) to the Knowledge of Sellers, no officer, director, agent, employee, consultant, or contractor of any Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Seller, or
     (B) assign to any Seller or to any other Person any rights to any invention, improvement, or discovery.

            (iii) Except as set forth in Schedule 5.1.10, and except for defaults by Sellers in their monetary obligations, each Contract identified or required to be identified in Schedule 5.1.10 is in full force and effect and is valid and enforceable in accordance with its terms.

     (d) Except as set forth in Schedule 5.1.10 and except for defaults by Sellers in their monetary obligations:

            (i) each Seller is, and at all times since June 30, 1999 has been, in full compliance with all applicable terms and requirements of each Contract under which such Seller has or had any obligation or liability or by which such Seller or any of the assets owned or used by such Seller is or was bound;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time or both) may contravene, conflict with, or result in a violation or breach of, or give any Seller (or, to Sellers' Knowledge, any other Person) the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

            (iii) no Seller has given to or received from any other Person, at any time since June 30, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract;

            (iv) the Contracts relating to the sale, design, manufacture, or provision of products or services by the Sellers have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     5.1.11 Insurance

     Sellers have delivered to Buyer:

            (i) true and complete copies of all policies of insurance to which any Seller is a party or under which any Seller, or any director of any Seller, is or has been covered at any time within the three years preceding the date of this Agreement; and

            (ii) true and complete copies of all pending applications for policies of insurance.

     5.1.12 Employees

     (a) Sellers' have previously delivered to Buyer the following information for each employee and director of the Sellers, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1999; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Seller's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit or other Plan or any Director Plan.

     (b) No employee of any Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Sellers, or
(ii) the ability of any Seller to conduct the Business, or (iii) the ownership of its assets, including, without limitation, the Purchased Assets. As of the date of this Agreement, to the Knowledge of the President or Chief Financial Officer of Sellers, no officer (other than the Chief Financial Officer of Sellers), location manager, Hedging Account manager, grain facility manager or employee performing research and development functions for any Seller has given any Seller notice that he or she intends to terminate his employment with such Sellers.

     (c) Sellers have previously delivered to Buyer a complete and accurate list of the following information for each retired employee or director of the Sellers, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     5.1.13 Labor Relations; Compliance

     No Seller has been or is a party to any collective bargaining or other labor contract. There has not been, there is not presently pending or existing, and to Sellers' Knowledge, there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Sellers or their premises, or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by any Seller, and no such action is contemplated by any Seller. The Sellers have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closings. No Seller is liable for the payment of any material compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements in all material respects.

     5.1.14 Intellectual Property

     (a) The term "Intellectual Property Assets", as to each Seller, includes:

            (i) the name of each Seller, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications;

            (ii) all patents, patent applications, and inventions and discoveries that may be patentable;

            (iii) all copyrights in both published works and unpublished works; and

            (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Seller as licensee or licensor.

     (b) Schedule 5.1.14(b) contains a complete and accurate list and summary description, including any royalties paid or received by any Seller, of all Material Contracts relating to the Intellectual Property Assets to which any Seller is a party or by which any Seller is bound. There are no outstanding and, to the Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

     (c) The Intellectual Property Assets are all those necessary for the operation of the Sellers' businesses as they are currently conducted. One or more of the Sellers is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, or has the right to use without payment to a third party all of the Intellectual Property Assets. To the Sellers' Knowledge, no employee of any Seller has entered into any contract or other arrangement with anyone other than the Sellers that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Sellers.

     (d) The Sellers have good and valid title and the Sellers have an absolute right to use the Trade Secrets. The Trade Secrets are not in the public domain or part of the public literature, and, to the Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Sellers) or to the detriment of the Sellers. To the Sellers' Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     5.1.15 Certain Payments

     No Seller nor any director, officer, agent, or employee of any Seller, or any other Person associated with or acting for or on behalf of any Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Sellers.

     5.1.16 Disclosure

     No representation or warranty of the Sellers in this Agreement and no statement in any Schedule or in any other information furnished to Buyer in connection with the Contemplated Transactions omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

     5.1.17 Relationships With Related Persons

     Except as set forth in Schedule 5.1.17, no Related Person of any Seller has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to any Seller's business. Except as set forth in Schedule 5.1.17, no Related Person of any Seller owns or has since December 31, 1998, owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with any Seller, or (b) engaged in competition with any Seller with respect to any line of services of any Seller (a "Competing Business"), other than for non-material interests in a publicly traded company, in any market presently served by any Seller. Except as set forth in Schedule 5.1.17, no Related Person of any Seller is a party to any Material Contract with, or has any claim or right against, any Seller.

     5.1.18 Brokers Or Finders

     None of the Sellers has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except pursuant to an arrangement with ECDI Capital Corporation, for which Sellers shall be solely responsible, and whose fees, expenses and other charges shall be paid by Sellers from the net proceeds of sale of the Purchased Assets hereunder.

     5.1.19 Environmental Matters

     (a)    Except as set forth in Schedule 5.1.19:

            (i) Each Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Laws or any Occupational Safety and Health Laws. No Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Laws or any Occupational Safety and Health Laws, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Seller, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, Released, recycled, or received.

            (ii) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Laws or Occupational Safety and Health Laws, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Seller has an interest.

            (iii) No Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Laws or Occupational Safety and Health Laws, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller has an interest, or with respect to any property or facility to or on which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any Seller, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, Released, recycled, or received.

            (iv) No Seller, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Seller, has an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets in which any seller has an interest.

            (v) Except for Inventory items sold in the Ordinary Course of Business, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Except for Inventory items sold in the Ordinary Course of Business, no Seller, any other Person for whose conduct any Seller is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller has an interest.

            (vi) There has been no Release or Threatened Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Seller has an interest, or any geologically or hydrologically adjoining property, whether by any Seller or any other Person.

            (vii) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Seller or any other Person for whose conduct any Seller is or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.

     5.1.20 Product Compliance

     (a) The labeling of all products currently being sold by the Sellers in connection with the Business (the "Products") is in full compliance with all Legal Requirements with respect to product labeling.

     (b) No promotional or advertising materials relating to any of the Products make claims inconsistent with the label of any of the Products.

     (c) The Sellers have complied in all material respects with all Legal Requirements applicable to the manufacture, advertising, sale and delivery of the Products.

     (d) No Inventory is subject to any stop sale, use or removal order under any Legal Requirement.

     (e) All manufacturing processes used by the Sellers to produce the Products are in material compliance with all Legal Requirements applicable to the Products. If applicable, all requisite Governmental Bodies have been notified of any change in any such manufacturing process and have cleared any such change in accordance with their rules and regulations.

     (f) Sellers have in their possession all raw data supporting the registration of the Products required to be maintained by all applicable Legal Requirements.

     (g) All relevant representations and warranties which the Sellers have made to any Governmental Body with respect to the Products and which are in effect as of the date hereof are herein adopted in all material respects as part of this Agreement and Sellers hereby confirm to the Buyer that such representations and warranties are true and correct in all material respects as of the date hereof.

     5.1.21  Product Warranties

     Except as set forth in Schedule 5.1.21 and for warranties under applicable Legal Requirements, (a) there are no warranties express or implied, written or oral, with respect to the Products and (b) there are no pending or, to the Knowledge of any Seller, Threatened claims with respect to any such warranty, except for any such pending or Threatened claims which would not result in a material adverse change in the business, financial condition, operations or prospects of any Seller. Schedule 5.1.21 contains a complete and accurate description of each Seller's standard terms and conditions of sale.

     5.1.22  Territorial Restrictions

     Buyer, solely as a result of its purchase of the Purchased Assets and the Business from Sellers pursuant hereto, will not thereby become restricted in carrying on the Business anywhere in the world.

     5.1.23  Substantial Customers and Suppliers

     (a) Sellers have previously furnished Buyer with lists of the top fifteen (15) customers of the Sellers, by dollar volume and showing both dollar and unit sales volumes and percentage of total dollar and unit sales volumes during the twelve-month periods ending December 31, 1997 and 1998 and the 11-month period ending November 30, 1999. Sellers have also previously furnished Buyer with a statement of the total amount of trade promotion spending for all customers, in the aggregate, (including all customer allowances and performance-based promotion spending).

     (b) Sellers have previously furnished Buyer with lists of the ten (10) suppliers of the Sellers that were paid the greatest amount for Products and services supplied to the Sellers during the twelve-month period ending December 31, 1999, and the aggregate amount the Sellers paid to each such supplier during each such period and the Product(s) or service(s) purchased from each supplier during each such period.

     5.1.24  Trade Inventories

     During the twelve months preceding the Closing Date, the Sellers have operated the Business in the Ordinary Course of Business with respect to Inventories and have not taken any action designed to or which would have the effect of (i) causing Inventories to exceed historical levels, in any material respect, or (ii) inducing customers to defer making product returns or claims for refunds after November 30, 1999, or to make seasonal allowance claims after November 30, 1999.


                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

6.1  Buyer represents and warrants to Sellers as follows

     6.1.1  Organization And Good Standing

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     6.1.2  Authority; No Conflict; Competing Business

     (a) This Agreement has been duly executed and delivered by Buyer.
This Agreement constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, moratorium or other laws affecting creditors' rights and general equitable principles. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder and the entry into this Agreement has been duly authorized by all necessary action on the part of Buyer.

     (b) Except as previously disclosed to Sellers in writing, neither the execution and delivery of this Agreement by Buyer nor (subject to compliance with HSR) the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

         (i)   any provision of Buyer's Organizational Documents;

         (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

         (iii) any Legal Requirement or Order to which Buyer may be subject;
               or

         (iv) any contract to which Buyer is a party or by which Buyer may be bound.

     (c) Except as set forth in Schedule 6.1.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     6.1.3  Certain Proceedings

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     6.1.4  Brokers Or Finders

     Buyer and its officers, directors or shareholders have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                   ARTICLE VII
                       ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Conduct of the Business. During the period from the date hereof through the Closing Date, except as otherwise consented to by Buyer, which consent shall not be unreasonably or untimely withheld, and except as contemplated in, and consistent with the limitations set forth in the Operating Budget, the Bankruptcy Case or otherwise contemplated herein, Sellers will use all commercially reasonable efforts to conduct the Business in the Ordinary Course of Business.

     7.2 Investigation by Buyer. During the period from the date hereof through the Closing Date, Buyer and its Representatives shall, upon reasonable notice and at Buyer's cost, have access during normal business hours to all Facilities, books, financial and operating data, records, contracts and documents related to the Business or the Purchased Assets and Sellers shall furnish or cause to be furnished to Buyer and its Representatives, at Buyer's cost, such information relating to the Business or the Purchased Assets as Buyer may reasonably request.

     7.3 Consents. As soon as practicable after the date hereof, Sellers and Buyer shall use their best efforts to obtain such consents, waivers and approvals, in form and substance reasonably acceptable to Buyer, as are or may be necessary to permit the assignment of the Contracts and the transfer of the Purchased Assets to the Buyer, and otherwise to consummate the Contemplated Transactions. To the extent that any Contract intended to be assigned to the Buyer hereunder is not assignable without the consent of another Person, this Agreement shall not constitute an assignment or an attempted assignment thereof to Buyer or an assumption of Sellers' obligations thereunder by Buyer if such assignment or attempted assignment and assumption would constitute a Breach thereof. If any such consent cannot be obtained, Sellers will cooperate with Buyer in any commercially reasonable effort designed to secure for Buyer the benefits heretofore available to Sellers under the relevant Contract.

     7.4  Regulatory Authorization.   Sellers and Buyer shall use all
commercially reasonable efforts to obtain as soon as practicable all consents, waivers, and approvals of and by all Governmental Bodies that are necessary for the consummation of the Contemplated Transactions.

     7.5 Fulfillment of Conditions. Each of Sellers and Buyer shall take all commercially reasonable actions within its control to fulfill as soon as practicable the conditions set forth in Articles VIII and IX hereof, respectively.

     7.6 Announcements. Sellers and Buyer agree that no announcement or press release shall be made by either Sellers or Buyer relating to the transactions contemplated hereby unless approved in writing in advance by the other party hereto, except that any party hereto may, upon not less than three (3) business days notice to the other party hereto, make such announcement, press release or other report as may be required by any applicable Legal Requirement.

     7.7 Further Assurances; Access to Records. (a) Sellers hereby agree that they will at any time and from time to time during the four (4) month period following the Closing Date, upon request of and at the expense of Buyer, execute, acknowledge and deliver, or will cause to be executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, transfers, conveyances and assurances as may be reasonable and necessary for the better assigning, conveying and transferring to Buyer and to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Purchased Assets to be conveyed to Buyer as provided herein.

     (b) Buyer hereby agrees that from and after the Closing, Sellers, their Representatives, and representatives of federal and state Taxing authorities shall have full access during normal business hours and upon reasonable advance notice to all books, records and documents delivered to Buyer by Sellers at Closing or which otherwise concern transactions related to the Business prior to the Closing for purposes of inspection and copying thereof. Buyer shall maintain such books, records and documents for a period of not less than four (4) years following the Closing. Buyer will cooperate with Sellers and will, at Sellers' cost, produce such personnel, documents and other data at its disposal which Sellers may reasonably request pertinent to any claim or action by or against Sellers in connection with the Business. Buyer will similarly cooperate with Sellers in investigating and pursuing any matter concerning Taxes or Claims (as hereinafter defined) and will use its best efforts to aid Sellers in securing such cooperation of others as may be needed in connection with any such matter.

     7.8  [omitted]

     7.9 HSR Filings. Subject to the terms and conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, making all required filings and applications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") and complying with or responding to any requests by the U.S. Federal Trade Commission, Department of Justice or other domestic or foreign governmental agencies. The costs of the HSR Filings shall be borne equally by Sellers and Buyers.

     7.10 Tax Cooperation and Proration. (a) Real and personal property and use taxes attributable to the Purchased Assets and rents relating to Assumed Contracts shall be allocated between Sellers and Buyers on the basis of the number of days in the applicable tax year of Sellers elapsed through and including the Closing Date (which portion shall be allocated to Sellers) as compared with the number of days in such tax year elapsing after the Closing Date (which portion shall be allocated to Buyer).

     (b) Buyer and Sellers agree, for a period of four (4) years following the Closing Date, to retain and furnish or cause to be furnished to each other, upon the request and at the expense of the requesting party, as promptly as practicable, all working papers and information relating to the Purchased Assets, the Business, the allocation determined pursuant to Section 2.2 and transfer Taxes, and to provide at the expense of the requesting party such assistance as is readily available and reasonably necessary for the preparation and filing of all Tax Returns, the making of any election related to Taxes, the preparation of any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.

     7.11 Bankruptcy Filing; Bankruptcy Court Approval; Break-Up Fee and Bidding Procedures.

     (a) Within five (5) days of the date hereof, Sellers shall commence a bankruptcy case (the "Bankruptcy Case") by filing a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq (the "Code"), in the Bankruptcy Court for the Western District of Tennessee (the "Bankruptcy Court");

     (b) Within five (5) days of the date of commencement of the Bankruptcy Case (the "Filing Date") Sellers shall file a motion or application (the "Sale Motion") with the Bankruptcy Court pursuant to inter alia, Code sections 105(a), 363 and 365 and Bankruptcy Rules 2002, 6004 and 6006, in form and substance satisfactory to Buyer and Sellers, seeking entry of an order incorporating the following provisions (the "Sale Approval Order"):

          (i) pursuant to Code sections 105(a) and 363(b), (f) and (m), (A) approving the terms and conditions of this Agreement, and (B) authorizing and empowering the Sellers to enter into this Agreement and to sell to Buyer (or any other successful bidder) all of the Purchased Assets, free and clear of any and all Encumbrances, with all such Encumbrances to attach to the net proceeds of the sale of the Purchased Assets in the order of their priority and having the same validity, force and effect (if any) which they now have against the Purchased Assets (a "Sale");

          (ii) finding that the Buyer is a good faith purchaser of the Purchased Assets within the meaning of section 363(m) of the Code and conferring the benefits of that section upon Buyer; and

          (iii) granting other and related relief consistent with the Sale
Motion.

     (c) Sellers shall cause the Sale Approval Order to be entered by the Bankruptcy Court not later than February 22, 2000 (the "Sale Approval Deadline"), it being expressly agreed that this Agreement will not be binding upon the Buyer if the Sale Approval Order is not entered prior to the Sale Approval Deadline;

     (d) Within five (5) days of the filing of the Sale Motion, Sellers shall obtain from the Bankruptcy Court (x) an order setting forth a date which shall be at least five (5) days prior to the Bid Deadline on which any claims in respect of Sellers' leases and executory contracts will be heard and adjudicated and thereafter be barred of assertion and (y) an order (the "Bidding Order") approving a break-up fee of $250,000.00 that shall become due and payable, without further order of the Bankruptcy Court, in the event that the Purchased Assets are sold to a party or parties other than the Buyer (the "Break-Up Fee") as well as setting forth the following bidding procedures:

          (i) All bids for the Purchased Assets shall be on the same terms and subject to the same conditions as Buyer's bid (except for bids for individual assets as set forth below), shall not have any contingencies beyond the date of the hearing on the Sale Motion, which shall be held on or between February 18 and February 22, 2000 (the "Auction Date") and must offer an aggregate price for the Purchased Assets of not less than the sum of (a) the value of the consideration to be provided by the Buyer under this Agreement, plus (b) $500,000.00 (the "Minimum Upset Bid").

          (ii) The Bidding Order shall provide that, on the Auction Date, the Bankruptcy Court will first accept higher and better bids for all of the Purchased Assets as a single lot from parties that have already submitted bids and that, following the completion of such bids, the Sellers, with the consent of the Secured Lenders, may request that the Bankruptcy Court take bids from any interested parties for individual assets of the Sellers in separate lots. Following the completion of such bids, if any, the Sellers shall make a recommendation at the hearing of the Sale Motion to the Bankruptcy Court (on which recommendation any party in interest shall be entitled to be heard by the Court at such hearing) concerning whether a sale of all of the Purchased Assets, or a sale of individual assets, would be in the best interests of the estate.
If a sale of the Sellers' individual assets is approved by the Bankruptcy Court, the Buyer shall be entitled to payment of the Break-Up Fee, even if it is the winning bidder for some (but not all) of the Sellers' assets. Competing bids (including bids for individual assets) must be submitted by not later than two
(2) Business Days prior to the Auction Date (the "Bid Deadline"), must be accompanied by a cash deposit of at least $500,000.00 or in the case of individual asset sales, 10% of the purchase price offered therefor, and must contain sufficient written information (by way of bank statements, commitment from a reputable financial institution, evidence of outstanding credit lines or otherwise) to demonstrate the potential bidder's ability to consummate a purchase of the Purchased Assets upon becoming the successful bidder (as defined below).

          (iii) All competing bidders for the Purchased Assets shall complete their due diligence on the Purchased Assets by no later than the Bid Deadline. After the Bid Deadline, any and all due diligence with respect to the Purchased Assets shall be deemed waived by all bidders, and all bids shall be non-contingent and unconditional.

          (iv) If the Sellers receive bids from one or more qualified bidders for all of the Purchased Assets, the Seller will conduct the Auction for the Purchased Assets on the Auction Date. Subject to the foregoing, the Sellers will consider any initial bid for some or all of the Purchased Assets provided that such bid, when aggregated with all other initial bids for the Purchased Assets, has a value equal to or greater than the Minimum Upset Bid, and any subsequent overbids shall in the aggregate be in minimum increments of $100,000.00 over the proceeding aggregate bid; and provided further that such bids shall be in the form of this Agreement, shall set forth the terms upon which the bidder or bidders are willing to purchase the Purchased Assets and shall be made by qualified bidders who demonstrate to the Seller an ability to consummate the proposed transaction promptly.

          (v) The party or parties prevailing at the Auction (if other than the Buyer) (collectively, the "Successful Bidder") will be required to execute immediately and deliver to counsel to the Sellers a copy of this Agreement if it is a transaction involving all of the Purchased Assets. The purchase price in respect of the successful bid, which must be made in cash or readily available funds, shall be paid by wire transfer concurrently with execution and delivery of the closing documents.

     (e) Sellers shall pay Buyer the Break-Up Fee if all or part of the Purchased Assets are sold hereunder to any person other than the Buyer.

     (f) At the discretion of Buyer, the closing of a Sale to Buyer can occur at any time up to ten (10) days after entry of the Sale Approval Order; provided, however, that unless stayed, Buyer may compel Seller to close such Sale within 72 hours of entry of the Sale Approval Order, provided further that Buyer shall have no obligation to do so, and that in the event that the Sale Approval Order does not become a final order on or before the tenth (10th) day after the Sale Approval Deadline, Buyer may declare this Agreement to be a nullity, and upon such declaration this Agreement shall be deemed to be and shall be null and void and of no force or effect (except that such declaration shall not impact Buyer's right hereunder to receive a Break-Up Fee).

     (g) Buyer acknowledges that the sale of the Purchased Assets under this Agreement is subject the terms and conditions of the Bidding Order and approval by the Bankruptcy Court. Seller shall provide Buyer with prompt written notice of the terms of any other offer received by Seller for the Purchased Assets that are the subject of this Agreement.

     7.12 Collection of Sellers' Accounts

     Commencing on the Closing Date, Sellers and Secured Lenders shall retain Buyer as agent to use commercially reasonable efforts to collect Sellers' Accounts that are on Sellers' books as of the Closing Date, pursuant to a collection services agreement to be entered into at the Closing and to be in a form mutually acceptable to Buyer and the Secured Lenders.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

     Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     8.1  Accuracy of Representations

     All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to this Agreement or the Schedules hereto.

     8.2  Sellers' Performance

     (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each Ancillary Agreement or other document required to be delivered by Sellers at Closing must have been duly executed and delivered.

     8.3  Consents

     Each of the Consents identified in Schedule 5.1.2(c), must have been obtained and must be in full force and effect.

     8.4  Additional Documents

Each of the following documents must have been delivered to Buyer:

     (a) estoppel certificate(s) with respect to the Assumed Contracts executed in favor of the Buyer dated as of a date not more than three (3) days prior to the Closing Date in form and substance satisfactory to Buyer; and

     (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by any Seller of, or the compliance by any Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     8.5  No Proceedings

     There must not have been commenced or Threatened against Buyer or any Seller, or against any Person affiliated with Buyer or any Seller, any Proceeding (other than the Bankruptcy Case) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.6  No Claims

     There must not have been made or Threatened by any Person (other than the Secured Lenders) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Purchased Assets or any interest in the Business, or
(b) is entitled to all or any portion of the Purchase Price payable for the Purchased Assets; provided, however, that the Secured Lenders are recognized as having the first priority liens upon and Security interest in the Purchased Assets.

     8.7  No Prohibition

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

     8.8  Bankruptcy Case

     Sellers shall have successfully commenced the Bankruptcy Case and the Sale Approval Order directing the sale of the Purchased Assets to Buyer in accordance with the provisions of this Agreement shall have been duly entered no later than the Sale Approval Deadline.

     8.9  HSR Compliance

     All filings, if required under HSR, and any other applicable competition laws shall have been made and any required waiting period under such laws applicable to the Contemplated Transactions shall have expired or been earlier terminated.

     8.10 Satisfactory Completion of Buyer's Due Diligence

     Buyer shall have completed its due diligence investigation to its satisfaction, shall have approved the Schedules hereto and Buyer's Board of Directors shall authorize and approved this Agreement and the consummation of the Contemplated Transactions two days prior to the date of entry of the Sale Approval Order.


                                   ARTICLE IX
              CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

     Sellers' obligation to sell the Purchased Assets, and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

     9.1  Accuracy of Representations

     All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     9.2  Buyer's Performance

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 4.2 and must have made the cash payments required to be made by Buyer pursuant to Section 4.2.

     9.3  Consents

     Each of the Consents identified in of Schedule 6.1.2(c) must have been obtained and must be in full force and effect.

     9.4  No Injunction

     Since the date of this Agreement, there shall not have been adopted or issued, and there shall not otherwise be in effect, any injunction, Order or other Legal Requirement that prohibits the sale of the Shares by Sellers to Buyer, or the consummation of any of the other Contemplated Transactions hereunder.

     9.5  Sale Approval Order

     The Sale Approval Order directing the sale of the Purchase Assets to Buyer in accordance with the provisions of this Agreement shall have been duly entered no later than the Sale Approval Deadline.

     9.6  HSR Compliance

     All filings, if required under HSR, and any other applicable competition laws shall have been made and any required waiting period under such laws applicable to the Contemplated Transactions shall have expired or been earlier terminated.

                                    ARTICLE X
                            INDEMNIFICATION; REMEDIES

     10.1  Survival

     All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the Ancillary Agreements and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

     10.2  Indemnification And Payment Of Damages By The Sellers

     The Sellers, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, stockholders, Control Persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), actually suffered or incurred by such Buyer Indemnified Person arising from or in connection with:

     (a) any Breach of any representation or warranty made by any Seller in this Agreement, the Ancillary Agreements the Schedules or any other certificate or document delivered by any Seller pursuant to this Agreement;

     (b) any Breach by any Seller of any covenant or obligation of any Seller in this Agreement;

     (c) any Product sold or shipped by, or any services provided by any Seller prior to the Closing Date;

     (d) any Taxes (accrued or unaccrued) owed by any Seller in respect of any Seller's operations prior to the Closing; or

     (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

     (f) the adjustment to the Purchase Price contemplated by Section 4.5.

The remedies provided in this Section 10.2 will be not be exclusive of or limit any other remedies that may be available to Buyer or the other Buyer Indemnified Persons.

     10.3  Indemnification And Payment Of Damages By Buyer

     Buyer will indemnify and hold harmless the Sellers for, and will pay to the Sellers the amount of any Damages arising from or in connection with, (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.4  Time Limitations

     The Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation, unless on or before the last day of the fourth (4th) month following the Closing Date, Buyer notifies the Sellers in writing of a Claim (as hereinafter defined) specifying the factual basis of that Claim in reasonable detail to the extent then known by Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to any such representation, warranty, covenant or obligation, unless on or before the last day of the fourth (4th) month following the Closing Date, the Sellers notify Buyer of a Claim specifying the factual basis of that Claim in reasonable detail to the extent then known by such Seller.

     10.5  Limitations On Amount - The Sellers

  The Sellers will not have any liability for indemnification with respect to the matters described in clause (a), clause (b) or clause (c) of Section 10.2 (other than matters that are also described in other clauses of Section 10.2) unless the aggregate of all Damages for which Sellers would, but for this
Section 10.5 (a), be liable exceeds on a cumulative basis the sum of thirty five thousand dollars ($35,000) (the "Cumulative Basket"), and then only to the extent of such excess up to a maximum amount of three hundred fifty thousand dollars ($350,000.00) (the "Cap"); and no such matter individually which
involves Damages in an amount less than   five thousand dollars ($5,000) (the
"Individual Basket") shall be included in determining whether the Cumulative Basket amount has been reached.

     10.6  Limitations On Amount - Buyer

     Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of Section 10.3 (other than matters that are also described in other clauses of Section 10.3) unless the aggregate of all Damages for which Buyer would, but for this Section 10.6, be liable exceeds on a cumulative basis the Cumulative Basket amount, and then only to the extent of such excess up to the amount of the Cap; and no such matter individually which involves Damages in an amount less than the Individual Basket amount shall be included in determining whether the Cumulative Basket amount has been reached.

     10.7  Procedure For Indemnification--Third Party Claims

     (a) Promptly after receipt by an indemnified party under Section 10.2 or
10.3 of notice of the assertion of a claim or of the commencement of any Proceeding against it (a "Claim"), such indemnified party will, if a Claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such Claim (with a copy to the Secured Lenders and their counsel), but the failure to notify the indemnifying party (or to provide a copy to the Secured Lenders and their counsel) will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice. The indemnified party shall deliver to the indemnifying party (with a copy to the Secured Lenders and their counsel), within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim.

     (b) If any Claim referred to in Section 10.7(a) is asserted or brought against an indemnified party and it gives notice to the indemnifying party of the Claim, the indemnifying party (and the Secured Lenders) will be entitled to participate in the defense of the Claim and, to the extent that they wish, exercisable by written notice to the indemnified party within 10 days of receipt of notice from the indemnified party of a Claim (unless (i) the indemnifying party (or any Secured Lender) is also a party to a Proceeding involving a Claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Claim and provide indemnification with respect to such Claim), to assume the defense of such Claim with counsel satisfactory to the indemnified party and, after such notice from the indemnifying party or the Secured Lenders to the indemnified party of their election to assume the defense of such Claim, the indemnifying party (or the Secured Lenders) will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Claim, other than reasonable costs of investigation or if the indemnified party has assumed the defense as provided in Section 10.7(c). In any event, the indemnified party shall have the right to participate in the defense of the Claim. If the indemnifying party (or the Secured Lenders) assume the defense of a Claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such Claims may be effected by the indemnifying party (or the Secured Lenders) without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party (or the Secured Lenders); and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party (and the Secured Lenders) of the assertion of or commencement of any Proceeding involving a Claim and the indemnifying party (or the Secured Lenders) do not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of their election to assume the defense of such Claim, the indemnified party shall have the right to undertake the defense of such claim on behalf of the indemnifying party and the indemnifying party (and, if applicable, the Secured Lenders) will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party (with a copy to the Secured Lenders and their counsel), assume the exclusive right to defend, compromise, or settle such Claim but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

     (d) Each indemnifying party hereby consents to the non-exclusive jurisdiction of any court in which a Claim is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Claim or the matters alleged therein, and agrees that process may be served on the indemnifying party with respect to such a Claim anywhere in the world provided a reasonable period of time is allowed to respond to such process.

     10.8  Procedure For Indemnification--Other Claims

     A Claim for indemnification for any matter not involving a third-party may be asserted by notice to the party from whom indemnification is sought.

     10.9  Claim Against Escrow

     Buyer may make a Claim against the Indemnity Escrow in any amount to which it may be entitled under this Article 10. Neither the making of nor the failure to make such a Claim will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.


                                   ARTICLE XI
                               GENERAL PROVISIONS

     11.1  Expenses

     Each of the parties hereto will bear the expenses incurred by them in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

     11.2  Notices

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

The Sellers:           American Crop Services, Inc.
                       P.O. Box 40
                       203 W. Church Street

                       Union City, TN  38281
                       Attention: Gary Hancock, President & CEO
                       Facsimile No.: (901) 885-1795

with a copy to:        Waring Cox
                       1300 Morgan Keegan Tower
                       50 North Front Street
                       Memphis, TN  38103-1190
                       Attention:  William T. Mays, Esq.
                       Facsimile No.: (901) 543-8036

and a copy to:         Harris Trust and Savings Bank
                       111 W. Monroe - 4 East
                       Chicago, Illinois  60603
                       Attention:  Diana Williams, Senior Vice President
                       Facsimile No.: (312) 765-1724

and a copy to:         Chapman and Cutler
                       111 W. Monroe - 18th Floor
                       Chicago, Illinois  60603
                       Attention:  James Spiotto, Esq.
                       Facsimile No.: (312) 516-1900

Buyer:                 Royster-Clark, Inc.
                       600 Fifth Avenue, 25th Floor
                       New York, NY 10020
                       Attention: Francis P. Jenkins
                       Facsimile No.:  (212) 332-2999

with a copy to:        Satterlee Stephens Burke & Burke LLP
                       230 Park Avenue, Suite 1130
                       New York, NY  10169
                       Attention:   Peter A. Basilevsky, Esq.
                       Facsimile No.: (212) 818-9606

     11.3  Further Assurances

     Each of the parties agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.4  Waiver

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.5  Entire Agreement And Modification

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.6  Schedules

     In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     11.7  Assignments, Successors, And Third-Party Rights

     None of the parties may assign any of their rights under this Agreement without the prior consent of the other parties, except that Buyer may assign all of its rights under this Agreement to one or more Related Persons of Buyer and Sellers may assign their rights hereunder to the Secured Lenders. This Agreement will apply to, be binding in all respects upon the parties hereto and their assigns and inure to the benefit of the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; provided, however, the parties hereto hereby recognize and agree that the Secured Lenders are third party beneficiaries under this Agreement with the right to assert legal and equitable rights, remedies and claims hereunder. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns (and, to the extent provided, the Secured Lenders).

     11.8  Severability

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.9  Section Headings; Construction

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" shall mean "including, without limitation" and does not limit the preceding words or terms. The words "hereof", "hereunder" and "herein" shall refer to the entire Agreement.

     11.10  Time Of Essence

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.11  Governing Law

     This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

     11.12  Counterparts

     This Agreement may be executed and delivered in counterparts with facsimile signatures (provided, originally executed copies are couriered to the parties as soon as practicable thereafter), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                   BUYER:

                                   ROYSTER-CLARK, INC.

                                   By: /s/ Francis P. Jenkins, Jr.
                                      --------------------------------
                                   Title:  Chairman & CEO
                                         -----------------------------


                                   THE SELLERS:

                                   AMERICAN CROP SERVICES, INC.


                                   By: /s/ Gary T. Hancock
                                      ------------------------------
                                   Title: President & CEO
                                         ---------------------------


                                   CHICKASAW CHEMICAL COMPANY, INC.

                                   By: /s/ Gary T. Hancock
                                      --------------------------------
                                   Title: President & CEO
                                         -----------------------------

                                  AMENDMENT TO
                            ASSET PURCHASE AGREEMENT
                            ------------------------


     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is entered into as of the 16th day of February, 2000 by and among Royster-Clark, Inc., a Delaware corporation ("RCI"), Royster-Clark Resources LLC, a Delaware limited liability company ("RCR"), American Crop Services, Inc., a Tennessee corporation ("ACS") and Chickasaw Chemical Company, Inc., a Tennessee corporation ("CCC" and together with ACS, the "Sellers").

                                  WITNESSETH:

     WHEREAS, RCI and Sellers have entered into that certain Asset Purchase Agreement (together with all Schedules, Exhibits, amendments and supplements thereto, the "Agreement") as of January 27, 2000; and

     WHEREAS, RCI and the Sellers now desire to amend certain provisions of the Agreement to reflect certain events that have occurred since the date of the Agreement, and, pursuant to the authority granted under the Agreement to RCI to approve the Schedules to the Agreement, to amend the Schedules to the Agreement based upon the results of RCI's due diligence.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements of the parties hereto hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Definitions. Terms defined in the Agreement which are used herein shall
         -----------
         have the same meanings as set forth in the Agreement for such terms unless otherwise defined herein.

     2.  Amendments to Agreement.  The Agreement is hereby amended as follows:
         -----------------------

         (A) Section 1.42 is hereby amended to add at the end of such Section the following language: "...;provided, however, the term "Inventory" shall not include any finished goods, raw materials, work-in-process or supplies which have been consigned to or are held by Sellers as to which Sellers do not have clear title as of the Closing Date, free and clear of all Encumbrances."

         (B) The first sentence of Section 2.2 is hereby amended to read in its entirety as follows:

         "The consideration for the purchase of the Purchased Assets and the Business as provided herein and Sellers' other obligations under this Agreement is Seven Million Dollars ($7,000,000.00), subject to adjustment as hereinafter provided in Section 2.5, plus Buyer's obligations under
          Article III, plus the Inventory Value as determined in accordance with Sections 1.3 and 4.4(b), plus the sum of the net equity balances of the Hedging Accounts, plus the Expense Sharing Payment (the "Purchase Price")."

          (C) A new Section 2.5 is hereby added to Article II to read in its entirety as follows:

          "2.5 Casualty Loss . The portion of the Purchase Price allocated to the Facilities acquired hereunder shall be adjusted as follows: the portion of the Purchase Price allocated to the Facility located at Union City, Tennessee on Schedule 2.2 shall be reduced by the cost to be incurred in repairing the grain storage facility and associated machinery at the facility damaged by the explosion occurring on or about February 8, 2000, the amount of such reduction (the "Repair Amount") to be determined by Buyer in its reasonable judgement (and to be communicated to Sellers at least two Business Days prior to the Closing Date) based upon bids secured by Sellers at least three Business Days prior to the Closing Date from at least two reputable contractors to repair such storage facility and such machinery to a state and working condition at least equivalent to its state and working condition prior to such explosion. At the Closing the Repair Amount shall be deposited in an escrow account to be established by Buyer under terms to be mutually agreed upon by Buyer and Sellers, with the consent of the Secured Lenders, and shall be used solely to pay the costs of repairing such facility and machinery. Any portion of the Repair Amount not utilized to pay such costs of such repairs shall be forwarded to the Secured Lenders upon receipt by Buyer and the Secured Lenders of a certificate from the contractor of the completion of the work in accordance with the repair contract entered into by Sellers. "

          (D) Section 4.2 is hereby amended to add thereto the words...", subject to adjustment as provided in Section 2.5 hereof..." immediately after the words "...(i) the sum of Six Million Six Hundred
          Fifty Thousand Dollars ($6,650,000.00)...." appearing in the first sentence thereof.

          (E) Section 7.10(a) is hereby amended by adding language at the end thereof to read in its entirety as follows:

          "At least two Business Days prior to the Closing Date, Sellers shall deliver to Buyer a schedule setting forth their calculation of any payments to be made pursuant to the aforementioned allocation. All such payments shall be made at the Closing. The parties agree to resolve any dispute regarding any such allocation in good faith. Absent agreement on such allocation, the matter will be referred to PricewaterhouseCoopers for determination, its determination being final and binding on the parties hereto. "

          (F) Subsection 7.11(b)(i) is hereby amended to add thereto at the end of such subsection the following: "...and any Damages incurred by the Buyer arising out of or attributable to a challenge to the validity or enforceability of the Sale Approval Order or the Sale being free and clear of any and all Encumbrances pursuant to the Sale Approval Order shall be covered by the indemnity provisions of Article X hereof, including but not limited to, the provisions of Sections 10.5 and 10.7 hereof;"

          (G) RCI hereby acknowledges and represents that the condition to Closing set forth in Section 8.10 has been satisfied. Accordingly,
          Article VIII is hereby amended to delete therefrom existing Section
          8.10 and to add thereto a new Section 8.10 to read in its entirety as follows:

          "8.10  No Material Adverse Effect

                 Nothing has occurred since February 18, 2000 to the Knowledge of Sellers that would reasonably be likely to result in a Material Adverse Effect."

     3.   Amendments to Schedules. Attached hereto and made a part hereof are
          -----------------------
          amended Schedules 2.2 and 3.1.

     4.   Assignment. RCI hereby assigns all of its right, title and interest in
          ----------
          and to the Agreement to RCR, which, for purposes of the Agreement, shall be defined as the "Buyer"; provided, however, in no event shall RCI be relieved of its obligations under the Agreement by virtue of such assignment and RCR hereby assumes and agrees to perform all such obligations. Accordingly, Section 1.12 is hereby amended to read in its entirety as follows:

          "1.12 "Buyer"-- Royster-Clark Resources LLC, a Delaware limited liability company."

     5.   Reference to the Effect on the Agreement.
          ----------------------------------------

          (A) (i) each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended hereby, and (ii) each reference to the Agreement in all Ancillary Agreements shall mean and be a reference to the Agreement, as amended hereby.

          (B) Except as specifically amended above, the Agreement, and all Ancillary

          Agreements, shall remain in full force and effect and are hereby ratified and confirmed.

          (C) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment to any provision of the Agreement nor a waiver of any right, power or remedy of any party thereto, nor constitute a waiver of, or consent to any departure from, any provision of the Agreement or any Ancillary Agreement. Except as expressly provided herein, this Amendment shall not operate as a waiver of any Breach of the Agreement that has occurred and is continuing on the date hereof or limit any party's rights, power or remedies under the Agreement in respect of any such Breach.

     6.   Governing Law.  This Amendment shall be governed by and construed in
          -------------
          accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Delaware.

     7.   Headings. Section headings in this Amendment are included herein for
          --------
          convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     8.   Counterparts, Etc.  This Amendment may be executed by one or more of
          -----------------
          the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a duly executed counterpart copy of this Amendment may be made by telecopy.

                        [Signatures are on the next page]
                        ---------------------------------

          IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written by the representatives of the parties hereto, thereunto duly authorized.

                         ROYSTER-CLARK, INC.

                         By: /s/ Francis P. Jenkins, Jr.
                            --------------------------------

                         Title:  Chairman & CEO
                               -----------------------------


                         ROYSTER-CLARK RESOURCES LLC

                         By: /s/ Francis P. Jenkins, Jr.
                            --------------------------------

                         Title:  Chairman & CEO
                               -----------------------------



                         THE SELLERS:

                         AMERICAN CROP SERVICES, INC.


                         By: /s/ Gary T. Hancock
                            ---------------------------------

                         Title: President & CEO
                               ------------------------------



                         CHICKASAW CHEMICAL COMPANY, INC.


                         By: /s/ Gary T. Hancock
                            ---------------------------------

                         Title: President & CEO
                               ------------------------------


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